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                                                                   EXHIBIT 99.9
                                                                   THC Partners

                               LOCK-UP AGREEMENT

  THIS LOCK-UP AGREEMENT (this "Agreement ") is executed and delivered by the individual or entity whose name appears in the signature block at the end of this Agreement (the "Undersigned ") for the benefit of The Rouse Company, a Maryland corporation ("Rouse ").

                            PRELIMINARY STATEMENTS

  A. THC Partners, a Texas general partnership (the "Partnership "), is the record holder of 47,090.81 shares of common stock ("THC Common
     Stock "), par value $1.00 per share, of The Hughes Corporation, a Delaware corporation ("THC ").

  B. The Undersigned is a partner of the Partnership with the percentage interest in the Partnership set forth opposite the Undersigned's name on Exhibit A hereto (the "Percentage Interest ").

  C. The Undersigned has heretofore received a copy of the Proxy Statement/Prospectus, dated May , 1996 (the "Proxy Statement/Prospectus "), relating to a joint special meeting of the stockholders of THC and the holders of Class 1 LP Units ("Class 1 Units ") of Howard Hughes Properties, Limited Partnership, a Delaware limited partnership ("HHPLP "), to be held in Houston, Texas on June
      , 1996 (the "Joint Special Meeting ").

  D. At the Joint Special Meeting, (i) the record holders of the outstanding shares of THC Stock will consider and vote upon the merger ("Merger 1 ") of THC with and into TRC Acquisition Company I, a Delaware corporation and a wholly-owned subsidiary of Rouse, and (ii) the record holders of the outstanding Class 1 Units of HHPLP will consider and vote upon the merger of TRC Acquisition Company II, a Delaware corporation and a wholly-owned subsidiary of Rouse, with and into HHPLP.

  E. Consummation of Merger 1 is subject to the condition, among others, that certain record and beneficial owners of shares of the common stock, par value $0.01 per share, of Rouse ("Rouse Common Stock ") to be received in Merger 1 be subject to certain restrictions with respect to the number of outstanding shares of Rouse Common Stock which can be sold or otherwise disposed of during specified intervals of time following the closing of Merger 1 (the "Closing ").

  F. At the Closing, Rouse will enter into a Contingent Stock Agreement in the form attached as Appendix D to the Proxy Statement/Prospectus (the "Contingent Stock Agreement ").

  G. The Undersigned is entering into this Agreement in order to facilitate the implementation and consummation of Merger 1 and the other transactions described in the Proxy Statement/Prospectus.

  NOW, THEREFORE, in consideration of the matters set forth in the foregoing preliminary statements and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purposes stated in this Agreement and the Proxy Statement/Prospectus, the Undersigned hereby agrees as follows:

    1. In the event that any of the shares of Rouse Common Stock into which the shares of THC Common Stock are converted pursuant to Merger 1 are distributed to the Undersigned (whether
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  contemporaneously with or after consummation of Merger 1 and whether made directly to the Undersigned by Rouse or pursuant to a distribution from the Partnership), the Undersigned agrees that it will not (directly or indirectly) sell or otherwise dispose of (or offer or agree to sell or otherwise dispose of) any of such shares during the one-year period following the Closing without, in each case, the prior written consent of Rouse; provided, however, that the foregoing restriction shall not apply to:

      (a) any disposition by operation of law (including, without limitation, laws and court orders relating to divorce, descent and distribution and bankruptcy or insolvency proceedings); provided, however, that the transferee agrees to be bound by the provisions of this Agreement;

      (b) any offer or sale made pursuant to a Public Offering (defined below) or pursuant to any tender or exchange offer or a merger, consolidation or other similar transaction open to all holders of Rouse Common Stock;

      (c) any gift or charitable contribution; provided, however, that the transferee agrees to be bound by the provisions of this Agreement;

      (d) any transfer to (i) a guardian of the estate of the Undersigned or (ii) an inter vivos trust primarily for the benefit of the Undersigned and/or the Undersigned's immediate family; provided, however, that the transferee agrees to be bound by the provisions of this Agreement;

      (e) purchase of Rouse Common Stock from the Undersigned by Rouse or any of its affiliates; or

      (f) any securities of Rouse distributed by Rouse pursuant to the Contingent Stock Agreement.

    2. Notwithstanding the restrictions set forth in Paragraph 1 above, the Undersigned shall be permitted (a) at any time following the Closing, to sell or otherwise dispose of shares of Rouse Common Stock if such shares do not exceed 33 1/3% of the Allocable Shares and (b) at any time following the date that is 180 days after the Closing, to sell or otherwise dispose of any shares of Rouse Common Stock if such shares, when added to the total number of shares of Rouse Common Stock sold or otherwise disposed of by the Undersigned since the Closing, do not exceed 66 2/3% of the Allocable Shares.

    3. As used herein:

      (a) "Allocable Shares" means the number of shares of Rouse Common Stock determined by multiplying (i) the Percentage Interest of the Undersigned by (ii) the total number of shares of Rouse Common Stock into which the shares of THC Common Stock currently held by the Partnership are converted pursuant to Merger 1; and

      (b) "Public Offering" means any sale of securities pursuant to a public distribution registered under the Securities Act of 1933, as amended (other than by a registration on Form S-4 or S-8), or effected pursuant to Rule 144 promulgated thereunder or other exemption therefrom.

    4. The Undersigned acknowledges receipt of (a) a true and complete copy of the Proxy Statement/Prospectus (including the attachments thereto) and
  (b) such other information as the Undersigned has requested in connection with this Agreement and the matters referred to herein.

    5. This Agreement may not be revoked, rescinded, terminated or amended in any respect without the prior written consent of Rouse. This Agreement shall survive the death, disability, incompetency or bankruptcy of the Undersigned and the transfer or assignment of the Undersigned's interest in the Partnership and shall extend to, and be binding upon, the Undersigned's heirs, legal representatives, personal representatives, successors and assigns.


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  IN WITNESS WHEREOF, the Undersigned has executed this Agreement this   day
of     , 1996.

                                          Signature: __________________________

                                          Printed Name: _______________________

                                          Address:

                                          _____________________________________

                                          _____________________________________

                                          _____________________________________

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